Exhibit 23
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following registration statements of Harris Corporation and in the related Prospectuses of our reports dated August 29, 2017, with respect to the consolidated financial statements and schedule of Harris Corporation, and the effectiveness of internal control over financial reporting of Harris Corporation, included in this Annual Report (Form 10-K) for the fiscal year ended June 30, 2017:

Form S-3 ASR	No. 333-213408	Harris Corporation Debt and Equity Securities
Form S-4	No. 333-202539	Harris Corporation Shares of Common Stock
Form S-8	No. 333-192735	Harris Corporation Retirement Plan
Form S-8	No. 333-130124	Harris Corporation 2005 Equity Incentive Plan
Form S-8	No. 333-207774	Harris Corporation 2015 Equity Incentive Plan

/s/        ERNST & YOUNG LLP
Orlando, Florida
August 29, 2017